As filed with the Securities and Exchange Commission on August 18, 2004
Registration No. 333-117640

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VNUS Medical Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3845	94-3216535
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2200 Zanker Road, Suite F

San Jose, California 95131
(408) 473-1100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Brian E. Farley

President and Chief Executive Officer
VNUS Medical Technologies, Inc.
2200 Zanker Road, Suite F
San Jose, California 95131
(408) 473-1100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Charles K. Ruck, Esq. Jonn R. Beeson, Esq. LATHAM & WATKINS LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626	Laura A. Berezin, Esq. John T. McKenna, Esq. COOLEY GODWARD LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

         The Registrant has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-117640) solely for the purposes of filing with the Securities and Exchange Commission exhibits 3.3, 3.4, 10.9 and 10.10 to the Registration Statement and amending Item 16 and the Exhibit Index to reflect a change to an exhibit number referenced therein. This Amendment No. 1 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by us in connection with the sale of our common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee, The Nasdaq National Market initial application fee and The Nasdaq National Market listing fee.

Amount
to be Paid

Securities and Exchange Commission registration fee	$10,200
NASD filing fee	8,550
NASDAQ National Market initial application fee	5,000
NASDAQ National Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue sky qualification fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous fees and expenses	*

Total	$ *

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under the circumstances described in Section 145 of the Delaware General Corporation Law, for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article X of our amended and restated certificate of incorporation and Article VI of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into indemnification agreements, a form of which is filed herewith as Exhibit 10.7 with our officers and directors. The agreement between us and the representatives of the underwriters, a form of which is filed herewith as Exhibit 1.1, also provides for cross-indemnification among us and the underwriters with respect to the matters described in the underwriting agreement, including matters arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

We have issued or sold the following securities since June 30, 2001:

(1)	On August 20, 2001, we sold 4,902,298 shares of Series E Convertible Preferred Stock to several investors for $5.12 per share for gross proceeds of $25,099,766. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering because, among other things, each of the investors were accredited investors at the time of the transaction, we made no general solicitation in connection with the transaction, we obtained representations from each of the investors as to their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

(2)	We issued options to purchase an aggregate of shares of our common stock to our employees and consultants with exercise prices ranging from $ per share to $ per share, and a weighted average exercise price of $ per share under our 2000 Equity Incentive Plan. We have also issued shares of our common stock for an aggregate purchase price of $ upon exercise of such options. These issuances were exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan.

In addition to the facts described for each transaction above, all recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Number	Description

1.1*	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of the offering.
3.2*	Form of Amended and Restated Bylaws, to be in effect upon the completion of the offering.
3.3	Amended and Restated Certificate of Incorporation, currently in effect.
3.4	Amended and Restated Bylaws, currently in effect.
4.1*	Specimen Stock Certificate.
4.2**	Fifth Restated Stockholder Rights Agreement, dated August 15, 2001.
4.3**	Warrant to purchase common stock between VNUS Medical Technologies, Inc. and The Bay City Capital Fund I, L.P.
4.4**	Warrant to purchase common stock between VNUS Medical Technologies, Inc. and SPI Commerce Park, L.P.
5.1*	Opinion of Latham & Watkins LLP regarding the legality of the common stock being registered.
10.1*#	2004 Employee Stock Purchase Plan.
10.2#**	2000 Equity Incentive Plan.
10.3#**	First Amendment to 2000 Equity Incentive Plan.
10.4#**	1995 Stock Plan.
10.5#**	First Amendment to 1995 Stock Plan.
10.6#**	Second Amendment to 1995 Stock Plan.
10.7#**	VNUS Severance Plan for Management and Key Employees.
10.8*	Form of Indemnification Agreement for Directors and Officers.
10.9†	RF Generator Development Agreement between VNUS Medical Technologies, Inc. and Stellartech Research Corporation.
10.10†	Service and Supply Agreement by and between VNUS Medical Technologies, Inc. and Byers Peak, Inc., dated February 20, 2004.
10.11**	Lease by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated January 24, 2001.
10.12**	First Amendment to Lease Agreement by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated August 1, 2003.
10.13**	Second Amendment to Lease Agreement by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated February 13, 2004.

Number	Description

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (See Exhibit 5.1).
24.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

#	The referenced exhibit is a compensatory contract, plan or arrangement.
  † Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain portions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons of pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on August 18, 2004.

VNUS MEDICAL TECHNOLOGIES, INC.

By:	/s/ TIMOTHY A. MARCOTTE

Timothy A. Marcotte

Chief Financial Officer and Vice President,

Finance and Administration

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Brian E. Farley	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2004

/s/ TIMOTHY A. MARCOTTE Timothy A. Marcotte	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)	August 18, 2004

* H. DuBose Montgomery	Chairman of the Board of Directors	August 18, 2004

* W. James Fitzsimmons	Director	August 18, 2004

* Kathleen D. LaPorte	Director	August 18, 2004

* Lori M. Robson	Director	August 18, 2004

*By: /s/ TIMOTHY A. MARCOTTE Timothy A. Marcotte Attorney-in-Fact

EXHIBIT INDEX

Number	Description

1.1*	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the completion of the offering.
3.2*	Form of Amended and Restated Bylaws, to be in effect upon the completion of the offering.
3.3	Amended and Restated Certificate of Incorporation, currently in effect.
3.4	Amended and Restated Bylaws, currently in effect.
4.1*	Specimen Stock Certificate.
4.2**	Fifth Restated Stockholder Rights Agreement, dated August 15, 2001.
4.3**	Warrant to purchase common stock between VNUS Medical Technologies, Inc. and The Bay City Capital Fund I, L.P.
4.4**	Warrant to purchase common stock between VNUS Medical Technologies, Inc. and SPI Commerce Park, L.P.
5.1*	Opinion of Latham & Watkins LLP regarding the legality of the common stock being registered.
10.1*#	2004 Employee Stock Purchase Plan.
10.2#**	2000 Equity Incentive Plan.
10.3#**	First Amendment to 2000 Equity Incentive Plan.
10.4#**	1995 Stock Plan.
10.5#**	First Amendment to 1995 Stock Plan.
10.6#**	Second Amendment to 1995 Stock Plan.
10.7#**	VNUS Severance Plan for Management and Key Employees.
10.8*	Form of Indemnification Agreement for Directors and Officers.
10.9†	RF Generator Development Agreement between VNUS Medical Technologies, Inc. and Stellartech Research Corporation.
10.10†	Service and Supply Agreement by and between VNUS Medical Technologies, Inc. and Byers Peak, Inc., dated February 20, 2004.
10.11**	Lease by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated January 24, 2001.
10.12**	First Amendment to Lease Agreement by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated August 1, 2003.
10.13**	Second Amendment to Lease Agreement by and between SPI Commerce Park, LP and VNUS Medical Technologies, Inc., dated February 13, 2004.
23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (See Exhibit 5.1).
24.1**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

#	The referenced exhibit is a compensatory contract, plan or arrangement.
  † Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain portions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.